SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549



                                  FORM 8-K

                               CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported)     February 10, 1994



                     CENTURY TELEPHONE ENTERPRISES, INC.

           (Exact name of registrant as specified in its charter)


       Louisiana                   1-7784                    72-0651161

      (State or other          (Commission File           (IRS Employer
      jurisdiction of              Number)              Identification No.)
      incorporation)


              100 Century Park Drive, Monroe, Louisiana  71203

             (Address of principal executive offices)(Zip Code)


      Registrant's telephone number, including area code(318) 388-9500

Item 2.    Acquisition or Disposition of Assets.

On February 10, 1994 Century Telephone Enterprises, Inc. ("Century"), under the terms of a definitive merger agreement entered into on October 8, 1993 (the "Merger Agreement"), acquired all of the capital stock of Celutel, Inc. ("Celutel") in exchange for approximately $51,400,000 cash and approximately 1,900,000 shares of Century's common stock. The cash portion of the purchase price is subject to a post-closing adjustment, the results of which are not anticipated to be material. Under the terms of the Merger Agreement, Century officers have been named as the officers and directors of Celutel and its operating subsidiaries.

In connection with the acquisition, Century refinanced approximately $41,700,000 of Celutel's debt. Century funded this refinancing and the cash portion of the purchase price through a bridge term loan from NationsBank of Texas, N.A. It is currently anticipated that the bridge term loan will be repaid prior to September 30, 1994 with proceeds from the issuance of long-term debt. Although the terms and conditions of this debt have not yet been determined, Century anticipates issuing unsecured senior debt. The acquisition was accounted for as a purchase and approximately $138,000,000 of cost in excess of net assets acquired was recorded as a result of the acquisition.

Celutel is a telecommunications company that provides cellular service in five metropolitan statistical areas in Mississippi and Texas. Celutel presently serves areas having an aggregate population of approximately 1.4 million and controls approximately 1.1 million pops.

Item 7.    Financial Statements and Exhibits.

Financial statements of Celutel, Inc.

     Report of Independent Accountants

     Consolidated Balance Sheets as of October 31, 1993 (unaudited), April 30, 1993 and April 30, 1992.

     Consolidated Statements of Operations for the six months ended October 31, 1993 and 1992 (unaudited) and for the years ended April 30, 1993, 1992 and 1991.

     Consolidated Statements of Changes in Shareholders' Deficit for the six months ended October 31, 1993 (unaudited) and for the years ended April 30, 1993, 1992 and 1991.

     Consolidated Statements of Cash Flows for the six months ended October 31, 1993 and 1992 (unaudited) and for the years ended April 30, 1993, 1992 and 1991.

     Notes to Consolidated Financial Statements

The consolidated financial statements of Celutel, Inc. and Subsidiaries required by this item (as listed above) except for the Consolidated Statement of Changes in Shareholders' Deficit for the six months ended October 31, 1993 which is included elsewhere herein, along with the accountants' report applicable thereto, have been previously filed in Century's Current Reports on Form 8-K dated October 8, 1993 and January 13, 1994, and are omitted herefrom in reliance upon General Instruction
B.3. of this Form.

                     CELUTEL INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF CHANGES IN
                   SHAREHOLDERS' DEFICIT (unaudited)
               For the Six Months Ended October 31, 1993

                                  Common stock
                                -----------------   Paid in    Accumulated
                                Shares     Amount   Capital      Deficit        Total
                                ---------------------------------------------------------
Balance 4/30/93                 3,516,188  $703,238  $ -      $(41,343,084)  $(40,639,846)
Preferred stock dividend
 requirement and amortization
 of warrants and issuance costs     -       -          -        (4,051,984)    (4,051,984)
Rounding                                                                 8              8
Net loss                            -       -          -          (358,642)      (358,642)
                                ---------------------------------------------------------
Balance 10/31/93                3,516,188  $703,238  $ -      $(45,753,702)  $(45,050,464)
                                =========================================================

Pro forma financial information

     Pro forma balance sheet as of September 30, 1993.

     Pro forma statement of operations for the nine months ended
     September 30, 1993.

     Pro forma statement of operations for the year ended December 31, 1992.

     Notes to pro forma financial information.

Substantially the same pro forma financial information required by this item (as listed above) has been previously reported in Century's Registration Statement No. 33-50791 on Form S-4 declared effective on January 10, 1994, and is omitted herefrom in reliance upon General Instruction B.3. of this Form. Updating Century's assumptions relating to the anticipated merger consideration to reflect the actual amounts paid would not materially change the pro forma information regarding Century's financial condition or results of operations set forth in such previously-reported pro forma financial information.

Exhibits

         2. Agreement and Plan of Merger (the "Merger Agreement") dated as of October 8, 1993, by and among Century Telephone Enterprises, Inc., Celutel, Inc., Celutel Acquisition Corp. and the Principal Stockholders of Celutel, Inc., as amended by Amendment No. 1 thereto dated as of January 5, 1994. The Merger Agreement and Amendment No. 1 were included as Appendix I to Registration Statement No. 33-50791 filed on January 12, 1994 pursuant to Rule 424(b)(5), and are omitted herefrom in reliance upon General Instruction B.3. of this Form.

         4. Certain documents relating to the Registrant's bridge term loan discussed herein have been omitted pursuant to Regulation S-K, Item 601(b)(4). Registrant hereby agrees to furnish copies of such documents to the Commission upon request.

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  CENTURY TELEPHONE ENTERPRISES, INC.



Date:  February 24, 1994               By:       /s/ Murray H. Greer
                                                     Murray H. Greer
                                                        Controller